EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MAY 2, 2018		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS RECORD FIRST QUARTER 2018 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.5 billion financial holding company with two community bank subsidiaries, announced record financial results for the first quarter of 2018.  Premier realized net income of $5,133,000 during the quarter ended March 31, 2018, a 40.1% increase from the $3,664,000 of net income reported for the first quarter of 2017.  On a diluted per share basis, Premier earned $0.48 during the first quarter of 2018 compared to $0.34 per share earned during the first quarter of 2017.  The increase in net income in the first three months of 2018 is largely due to an increase in interest income, gains on the liquidation of other real estate owned (“OREO”) and lower income tax expense.  These positive items more than offset a higher provision for loan losses in 2018.

President and CEO Robert W. Walker commented, “While we were expecting an improvement in net income from the lower corporate income tax rates enacted as part of the Tax Cuts and Jobs Act of 2017, completion of the sale of two large foreclosed properties (“OREO”) in the first quarter added over $1.0 million to pretax income and propelled our first quarter 2018 results to a record level.  But that’s not all.  We also enjoyed higher interest income on loans, investments and short-term liquid assets in 2018 versus the first quarter of 2017, as well as a higher level of service charge and electronic banking revenue.  Our net interest margin improved to 4.28% in the first quarter of 2018, up from 4.12% in the same quarter of 2017, aided by increases in yields on commercial loans, investment securities and short-term liquid assets.  Also aiding our improvement in earnings, total earning assets increased in the first quarter of 2018 by approximately $60.8 million, or 4.4%, over the total at year-end 2017, partially due to a $20.4 million increase in non-interest bearing deposits.  Lastly, we recently announced our definitive agreement to acquire the First Bank of Charleston, a $182 million bank headquartered in the capital city of West Virginia.  We are excited about the opportunity to once again expand the Premier community bank franchise.  While we have established commercial loan relationships in Charleston, our retail loan and deposit product offerings should enjoy a natural boost with the addition of First Bank of Charleston’s retail franchise.  We look forward to completing this merger some time early in the fourth quarter of this year.”

Net interest income for the quarter ended March 31, 2018 totaled $14.635 million, up $639,000, or 4.6%, from the $13.996 million of net interest income earned in the first quarter of 2017.  Interest income in 2018 increased by $690,000, also a 4.6% increase, largely due to a $499,000, or 3.7%, increase in interest income on loans.  Interest income on loans in the first quarter of 2018 included approximately $533,000 of income recognized from deferred interest and discounts recognized on non-accrual loans that paid off during the quarter compared to approximately $446,000 of interest income of this kind recognized during the first quarter of 2017.  Otherwise, interest income on loans increased by $412,000, or 3.0%, in the first quarter of 2018 largely due to a higher average balance of loans outstanding during the quarter when compared to the first quarter of 2017.  Interest income on investment securities in the first quarter of 2018 increased by $50,000, or 3.5%, largely due to higher average yields although on a lower average balance of investments outstanding during the first quarter of 2018.  Interest income from interest-bearing bank balances and federal funds sold increased by $141,000, or 90%, largely due to an increase in the yield on these balances in 2018 resulting from increases in the short-term interest rate policy of the Federal Reserve Board of Governors on a slightly higher average balance outstanding during the first quarter of 2018.

EXHIBIT 99.1 - Continued

Partially offsetting some of the increase in interest income in the first quarter of 2018 was a $51,000, or again 4.6%, increase in interest expense.  Interest expense on deposits increased by $82,000, or 8.6%, in the first quarter of 2018, primarily due to a higher average rate paid on certificates of deposit during the quarter.  Average interest-bearing deposit balances were down slightly compared to the first quarter of 2017, and the average interest rates paid on savings, NOW and money market accounts were relatively unchanged in 2018 compared to the first quarter of 2017.  However, increases in short-term rates have increased competition for time deposits and the related rates of interest paid on time deposits.  Partially offsetting the increase in interest expense on deposit accounts, interest expense on borrowings in the first quarter of 2018 decreased by $40,000, or 46.0%, largely due to a decrease in outstanding borrowings from scheduled and accelerated principal payments on long-term borrowings at the parent company.  Also adding to the overall increase in interest expense during the first quarter of 2018 was an $8,000, or 11.4%, increase in interest expense on Premier’s subordinated debt due to an increase in the variable rate interest rate paid in 2018.  The variable interest rate is indexed to the short-term three-month LIBOR interest rate, which has increased over the past twelve months in conjunction with increases in short-term interest rate policy by the Federal Reserve Board of Governors.

During the quarter ended March 31, 2018, Premier recorded $1,115,000 of provision for loan losses compared to $366,000 of provision for loan losses recorded during the same quarter of 2017.  The increase in the provision for loan losses recorded during the first quarter of 2018 was primarily to provide for additional identified credit risk on impaired loans in Premier’s commercial, commercial real estate and construction loan portfolios.  The provision for loan losses recorded during the first quarter of 2017 was primarily to provide for the increase in the total loan portfolio during the first quarter of 2017 as well as additional identified credit risk in Premier’s commercial and residential real estate loan portfolios.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans increased by $55,000 in the first quarter of 2018 when compared to the same quarter of 2017, while recoveries on loans previously charged-off decreased by $15,000.  Also during the quarter ended March 31, 2018, non-accrual loans increased by $68,000 since year-end 2017, while accruing loans over 90 days past due decreased by $2.7 million.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended March 31, 2018 totaled $6.923 million compared to $7.981 million in the first quarter of 2017.  Net overhead decreased by $1.058 million, or 13.3%, in the first quarter of 2018 when compared to the first quarter of 2017, largely due to $1.080 million of net gains upon the sale of OREO in the first quarter of 2018.  Premier sold approximately $6.1 million of OREO, or approximately 30% of the carrying value held on the books at year-end 2017, and realized $1.080 million of net gains upon their liquidation.  OREO expenses and writedowns are traditionally included in Premier’s total non-interest expenses, so the net gains from these sales reduced non-interest expense in the first quarter of 2018.  Excluding the net OREO gains, net overhead totaled $8.003 million in the first quarter of 2018, compared to the $7.981 million in the first quarter of 2017, an increase of $22,000, or 0.3%.  Total non-interest income increased by $49,000 in the first quarter of 2018 when compared to the first quarter of 2017, largely due to a $118,000, or 12.1%, increase in service charges on deposit accounts and a $37,000, or 4.7%, increase in electronic banking income.  These increases were partially offset by a $35,000 decrease in secondary market mortgage income, $50,000 of proportional start-up costs from an investment in a start-up insurance agency and a $21,000 decrease in other non-interest income.  Non-interest expense decreased by $1.009 million in the first quarter of 2018 when compared to the first quarter of 2017, largely due to the $1.080 million of net gains on the sale of OREO discussed above.  Otherwise, non-interest expense increased by $71,000, or 0.7% in the first quarter of 2018 compared to the first quarter of 2017.  Increases in operating costs include a $261,000 increase in loan collection expenses, an $89,000, or 5.9% increase in occupancy and equipment expense, an $88,000, or 35.5%, increase in professional fees and a $51,000, or 27.0%, increase in taxes not on income.  The unusually high increase in loan collection expenses was primarily due to expenses related to foreclosure on a large multifamily housing unit that was completed in the first quarter of 2018.  These increases were substantially offset by a $192,000, or 3.9%, decrease in staff costs, a $71,000, or 5.4%, decrease in data processing costs, a $70,000, decrease in the amortization of intangible assets, a $45,000, or 23.3%, decrease in FDIC insurance premiums, and a $46,000 decrease in OREO expenses, exclusive of the net gains discussed previously.

EXHIBIT 99.1 - Continued

Total assets as of March 31, 2018 were up $32.4 million, or 2.2%, from the $1.493 billion of total assets at year-end 2017.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, increased by $57.5 million, largely due to an increase in funds from an increase in total deposits and net payoffs on loans during the first three months of 2018.  Cash and due from banks decreased by $21.0 million, due to a decrease in reserves required to be kept in non-interest bearing bank accounts under Federal Reserve Regulation D.  These funds were moved to interest-bearing bank balances, improving Premier’s overall interest income from short-term investments.  Investment securities increased by $2.6 million, or 0.9%, since year-end 2017, as $20.6 million of new investment purchases were substantially offset by principal paydowns and a $3.9 million decrease in the market value of the securities available for sale.  Total loans outstanding decreased by $20.3 million, or 1.9%, largely due to payoffs on loans, including expected sizable payoffs from completed construction projects, exceeding new loans generated during the quarter.  Other real estate owned (“OREO”) decreased by $5.8 million, or 29.0%, due to the sale of two of the three largest OREO properties held, which also generated nearly $1.07 million of profit upon liquidation.  Total deposits increased by $30.5 million, or 2.4%, since year-end 2017, including a $20.4 million increase in non-interest bearing deposits, and a $12.9 million increase in interest bearing transaction and savings deposits.  Time deposits have decreased by $2.8 million since year-end 2017.  Customer repurchase agreements decreased by $2.5 million, or 10.8% since year-end 2017.  Other borrowings decreased by $750,000 since year-end 2017 due to scheduled principal payments plus additional principal payments on Premier’s existing borrowings.  Premier’s subordinated debentures increased by $7,000 since year-end 2017 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million face value of the subordinated debentures.  Other liabilities increased by $4.6 million, largely due to securities that were purchased prior to March 31, 2018 that did not settle until April.

Stockholders’ equity of $183.9 million equaled 12.1% of total assets at March 31, 2018, which compares to stockholders’ equity of $183.4 million, or 12.3% of total assets, at December 31, 2017.  The increase in stockholders’ equity was largely due to the $5.1 million of first quarter net income.  This increase in stockholders’ equity was substantially offset by a $3.1 million, net of tax, decrease in the market value of the investment portfolio available for sale and a $0.15 per share cash dividend declared and paid during the first quarter of 2018.

EXHIBIT 99.1 - Continued

Premier recently announced a definitive agreement to acquire First Bank of Charleston, a $182 million bank, as of March 31, 2018, headquartered in Charleston, West Virginia.  Under terms of the definitive agreement with First Bank of Charleston, First Bank shareholders will be entitled to a combination of Premier common stock and cash currently valued at approximately $32.00 per First Bank share, or an aggregate value of $33.0 million, including $5.00 in cash from Premier and a $5.00 special dividend from First Bank.  Under a floating exchange ratio, Premier would issue common stock valued at approximately $22.00 per First Bank share, or approximately 1.12 million shares assuming yesterday’s closing price of $20.20 per share for Premier.  The transaction, which is subject to satisfaction of various contractual conditions, requires approval by bank regulatory agencies and the shareholders of First Bank and approval of Premier shareholders for the issuance of shares.  The transaction is anticipated to close in the fourth quarter of 2018, with a systems conversion anticipated to be completed soon thereafter.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

EXHIBIT 99.1 - Continued

Following is a summary of the financial highlights for Premier as of and for the period ended March 31, 2018

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended
	March 31	March 31
	2018	2017
Interest Income
Loans, including fees	14,034	13,535
Investments and other	1,765	1,574
Total interest income	15,799	15,109
Interest Expense
Deposits	1,031	949
Borrowings and other	133	164
Total interest expense	1,164	1,113
Net interest income	14,635	13,996
Provision for loan losses	1,115	366
Net interest income after provision	13,520	13,630
Non-interest Income
Service charges on deposit accounts	1,094	976
Electronic banking income	817	780
Other non-interest income	155	261
Total non-interest income	2,066	2,017
Non-Interest Expense
Salaries and employee benefits	4,778	4,970
Net occupancy and equipment	1,610	1,521
Outside data processing	1,249	1,320
OREO expenses and writedowns, net	(886)	240
Amortization of intangibles	195	265
Other non-interest expenses	2,043	1,682
Total non-interest expense	8,989	9,998
Income Before Taxes	6,597	5,649
Income Taxes	1,464	1,985
NET INCOME	5,133	3,664

EARNINGS PER SHARE	0.48	0.34
DILUTED EARNINGS PER SHARE	0.48	0.34
DIVIDENDS PER SHARE	0.15	0.15

Charge-offs	464	409
Recoveries	86	101
Net charge-offs (recoveries)	378	308

EXHIBIT 99.1 - Continued

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	March 31	December 31
	2018	2017
ASSETS
Cash and due from banks	19,845	40,814
Interest-bearing bank balances	107,550	39,773
Federal funds sold	15,348	4,658
Securities available for sale	281,088	278,466
Loans (net)	1,015,918	1,036,948
Other real estate owned	14,185	19,966
Other assets	33,298	34,053
Goodwill and other intangible assets	38,551	38,746
TOTAL ASSETS	1,525,783	1,493,424

LIABILITIES & EQUITY
Deposits	1,303,195	1,272,675
Fed funds/repurchase agreements	20,793	23,310
Other borrowings	4,250	5,000
Subordinated debentures	5,383	5,376
Other liabilities	8,286	3,708
TOTAL LIABILITIES	1,341,907	1,310,069
Common stockholders’ equity	183,876	183,355
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,525,783	1,493,424

TOTAL BOOK VALUE PER COMMON SHARE	17.22	17.17
Tangible Book Value per Common Share	13.61	13.55

Non-accrual loans	15,314	15,246
Loans past due over 90 days and still accruing	678	3,391